Exhibit 99.1

McEwen Mining Provides Operations Update and Withdraws Production Guidance Due to COVID-19 Pandemic

TORONTO, March 20, 2020 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) reports on the current impacts of COVID-19 on our operations.

•	The government of Argentina has declared a state of emergency and imposed a nationwide mandatory quarantine starting today to reduce the spread of COVID-19. As a result, our 49%-owned San José mine has temporarily halted operations effective today, through at least March 31, 2020. The mine site will continue to be staffed by a reduced workforce to ensure appropriate safety, security, and environmental systems are maintained.

•	Work at the Los Azules copper project in Argentina is also suspended until further notice.

•	With the confirmed presence of COVID-19 in the Timmins region, our Black Fox operation is implementing numerous safety measures in addition to very strict site access and employee screening measures already in place: all non-essential staff and second-in-command managers will be working from home, employees who must travel by plane or for more than 4 hours have been asked not to return to the site, payroll will be isolated off site, group meetings have been discontinued, data is being collected on employee family health status, and numerous other measures.

•	As a consequence of the suspension of mining at San José and uncertainty related to the potential impact of COVID-19 on our other operations, we are withdrawing all previously announced production and costs guidance for 2020.

McEwen Mining’s mines in Ontario, Nevada, and Mexico are currently continuing to operate. The measures being taken to combat COVID-19 by the Company and local authorities in each of the jurisdictions where we operate are changing rapidly. We are closely monitoring the situation at our mine sites and in the local communities. McEwen Mining Inc. will be following the guidelines and directions set out by the local public health authorities.

Reliability of Information Regarding San José

Minera Santa Cruz S.A. (MSC), the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

McEwen Mining Inc.	Page 1

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina. McEwen’s goal is to create a profitable gold and silver producer focused in the Americas.

McEwen Mining has approximately 400 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 20% of the shares.

CONTACT INFORMATION:

Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Mihaela Iancu ext. 320 info@mcewenmining.com

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

Twitter: twitter.com/robmcewenmux

Instagram: instagram.com/mcewenmining

150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

McEwen Mining Inc.	Page 2